INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Greenlane Holdings, Inc. on Form S-3 (File No. 333-257654) and Forms S-8 (File Nos. 333-267202, 333-259211, and 333-231419) of our report dated March 31, 2023, with respect to our audits of the consolidated financial statements of Greenlane Holdings, Inc. as of December 31, 2022 and 2021, and for the two years in the period ended December 31, 2022, which report is included in this Annual Report on Form 10-K of Greenlane Holdings, Inc. for the year ended December 31, 2022.

Our report on the consolidated financial statements refers to a change in the method of accounting for outbound shipping and handling costs in 2022, which was retrospectively accounted for in 2021.

Marcum LLP
Costa Mesa, CA
March 31, 2023